                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


        Date of Report (date of earliest event reported): April 17, 2002


                          ADVANCED MICRO DEVICES, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)


         DELAWARE                        1-7882                  94-1692300
         ---------                      ---------                ----------
(State or other jurisdiction           (Commission            (I.R.S. Employer
      of incorporation)                File Number)          Identification No.)

             One AMD Place,
             P.O. Box 3453
         Sunnyvale, California                                 94088-3453
----------------------------------------                       ----------
(address of principal executive offices)                       (Zip Code)


Registrant's telephone number,
    including area code:                                     (408) 732-2400
                                                             --------------

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Item 5.  Other Events.
-------  -------------

     On April 17, 2002, AMD reported sales of $902,073,000 and a net loss of $9,163,000 for the quarter ended March 31, 2002. The net loss amounted to $0.03 per share. The company reported record unit sales of PC processors during the quarter.

     Total sales declined by 24 percent from the like period of 2001 and by 5 percent from the fourth quarter of 2001. In the first quarter of 2001, AMD reported total sales of $1,188,747,000 and net income of $124,837,000, which amounted to $0.37 per diluted share. In the fourth quarter of 2001, AMD reported net sales of $951,873,000, and a net loss of $15,842,000, or $0.05 per share.

     AMD sold a record 8 million PC processors in the first quarter of 2002. Total PC processor sales of $684 million for the quarter grew by 3 percent compared to $661 million in the like period of 2001. Processor sales declined by 3 percent from the record $703 million reported in the seasonally strong fourth quarter of 2001.

     Sales of AMD memory products, principally flash memory devices, continued to be weak, amounting to $160 million, compared to $411 million in the like period a year ago and $196 million in the fourth quarter of 2001.

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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.
-------  -------------------------------------------------------------------

(c)      Exhibits

         Number        Exhibit
         ------        -------
         99.1          Financial Statements

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                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      ADVANCED MICRO DEVICES, INC.



Date:  April 23, 2002                 By: /s/ Robert J. Rivet
                                         ------------------------------------
                                         Robert J. Rivet
                                         Senior Vice President, Chief Financial
                                         Officer

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                                  Exhibit Index
                                  -------------

         Number        Exhibit
         ------        -------
         99.1          Financial Statements